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                                                                      EXHIBIT 23

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Sandwich Bancorp, Inc.:

We consent to incorporation by reference in Registration Statement NO. 333-39349 on Form S-8 of Sandwich Bancorp, Inc. of our report dated January 26, 1998, except as to note 17, which is as of March 12,k 1998, relating to the consolidated balance sheets of Sandwich Bancorp, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report is included herein.


                                                       /s/ KPMG PEAT MARWICK LLP

                                                           KPMG PEAT MARWICK LLP

Boston, Massachusetts
March 23, 1998